EXHIBIT 3.1
AMENDMENT TO RESTATED
CERTIFICATE OF INCORPORATION
OF
COMPREHENSIVE CARE CORPORATION
     Comprehensive Care Corporation, (the “Corporation”) a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware does hereby certify as follows:
     1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 28, 1969 and was amended pursuant to the filing of a Restated Certificate of Incorporation that was filed on February 22, 1995 and was further amended pursuant to the filing of a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock effective as of June 14, 2005.
     2. This Amendment to the Restated Certificate of Incorporation of the Corporation was deemed advisable by the Board of Directors and adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
     3. At the annual meeting of the stockholders of the Corporation held on October 28, 2005, and upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, a sufficient number of shares as required by statute voted in favor of the amendments.
     4. The Restated Certificate of Incorporation of this Corporation is to be amended as follows:
     Under the Fourth Section, Item 1 of the Restated Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:
FOURTH
1.	Except as otherwise provided in the resolution or resolutions of the Board of Directors adopted pursuant to paragraphs (4) and (5) of this Article FOURTH, each share of Common Stock shall be entitled to one non-cumulative vote for each share of Common Stock held.

     AND
          The Ninth Section of the Restated Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:
NINTH
NINTH. Beginning at the 2006 Annual Meeting of Stockholders, directors shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders and shall hold office until the next annual meeting of stockholders or until each of their respective successors are duly elected and qualified. The term of office of each director who is in office at the time this Article Ninth becomes effective shall expire at the 2006 Annual Meeting of Stockholders.
     IN WITNESS WHEREOF, this Corporation has caused this Amendment to the Restated Certificate of Incorporation to be signed by a duly authorized officer this 2nd day of November, 2005.

COMPREHENSIVE CARE CORPORATION
By:	/s/ Robert J. Landis
Name:	Robert J. Landis
Title:	Chairman of the Board and Chief Financial Officer